Exhibit 10.2
Federal Home Loan Bank
of Des Moines
2010 Long-Term Incentive Plan Document

CONTENTS

1. Introduction	2

2. Purpose of the Plan	4

3. Definitions	4

4. Type of LTIP	6

5. Terms of the LTIP	6

6. Eligibility	6

7. Incentive Award Opportunity	6

8. Performance Measures and Performance Target Levels	7

9. LTIP Payouts	7

10. Administration of the LTIP	8

11. Payout Date	9

12. Miscellaneous	9

1. Introduction.
The Federal Home Loan Bank of Des Moines offers a competitive total compensation program for its Executives and other key officers of the Bank that closely align with the performance of the Bank on both a short- and long-term basis. Such programs are designed to assist the Bank in attracting, motivating, rewarding and retaining high performing Executives and other key officers needed to accomplish the Bank’s strategic business plan and create shareholder value.
The total compensation program includes base pay, annual incentive, long-term incentive and benefits (including retirement benefits).
This document provides additional information on the 2010 Long-Term Incentive Plan (“LTIP”) the Bank provides to Executives and other key officers of the Bank.
Summary of LTIP
The goals and targeted achievement levels of the 2010 LTIP are the same as the Part I goals of the 2010 Annual Incentive Plan (“AIP”). There are no Part II goals in the LTIP. The outcome of the LTIP goals in 2010 would establish a potential award to LTIP participants payable in 2013, subject to Human Resources and Compensation Committee (“HRC”) approval.
The amount of the award paid in 2013 would depend principally on the Bank’s Economic Value of Capital Stock (EVCS) in 2012. EVCS is a key risk metric for the Bank. It is included in the Bank’s Enterprise Risk Management Policy (ERMP) and is reported in our public filings.1 Modifying the amount of award paid to the level of the Bank’s EVCS ensures that over the interim period, management continues to operate the Bank in a profitable, prudent manner. It also ensures that management does not take short-term measures in 2010 to secure a long-term incentive award in 2013 that would be detrimental to the Bank over the long-term.
The EVCS modifier for the 2010 LTIP is as follows:
•	If the average quarterly EVCS for 2012 is less than $90 per share, the modifier would be zero, i.e., there would be no LTIP award paid in 2013.
•	If the average quarterly EVCS for 2012 is $90 per share, the modifier would equal 90%, meaning that actual LTIP awards would equal 90% of the potential award.
•	For every dollar that the average quarterly EVCS for 2012 exceeds $90 per share, one percentage point would be added to the multiplier of 90% up to a maximum multiplier of 110%.

[1]	The ERMP defines EVCS as follows: “EVCS is defined as the economic value of equity (EVE) divided by the book value of capital stock (BVCS). EVE measures the net present value of the Bank by discounting all future cash flows at the CO curve. EVCS thus measures the value of the Bank as a going concern (i.e. represents the Bank’s long-term earnings potential).”

Once it has applied the EVCS modifier to potential LTIP payouts, the HRC can consider other factors, as described below, to further modify the payouts.
Detail — LTIP
Participation in the LTIP is limited to approximately 20 Bank officers, including the president, executive vice presidents, senior vice presidents, and selected vice presidents. (The Bank’s calling officers, who have the “vice president” label as part of their calling cards, are not included in the LTIP.) LTIP participants are those individuals in the Bank that are involved in strategic planning and can effect the long-term performance of the organization. Participation in the LTIP is a privilege and not a right, and individuals could be added or subtracted from the LTIP as business conditions warrant.
The following table contains the payout percentage opportunities approved by the Board of Directors for the LTIP:

Long-Term Incentive Award Ranges as
Eligibility	a % of Base Salary
CEO Executive Team	12.5 / 25 / 37.5

SVP VP (Selected)	7.5 / 15 / 22.5 5 / 10 / 15
The goals and targeted achievement levels of the 2010 LTIP are the same as the Part I goals of the 2010 AIP. There are no Part II goals in the LTIP. The outcome of the LTIP goals in 2010 would establish a potential award to LTIP participants, payable in 2013, subject to HRC approval.
The amount of the award paid in 2013 would depend principally on the Bank’s Economic Value of Capital Stock (EVCS) in 2012. EVCS is a key risk metric for the Bank. It is included in the Bank’s Enterprise Risk Management Policy (ERMP) and is reported in our public filings. Modifying the amount of award paid to the level of the Bank’s EVCS ensures that over the interim period, management continues to operate the Bank in a profitable, prudent manner. It also ensures that management does not take short-term measures in 2010 to secure a long-term incentive award in 2013 that would be detrimental to the Bank over the long-term.
The EVCS modifier for the 2010 LTIP is as follows:
•	If the average quarterly EVCS for 2012 is less than $90 per share, the modifier would be zero, i.e., there would be no LTIP award paid in 2013.
•	If the average quarterly EVCS for 2012 is $90 per share, the modifier would equal 90%, meaning that actual LTIP awards would equal 90% of the potential award.
•	For every dollar that the average quarterly EVCS for 2012 exceeds $90 per share, one percentage point would be added to the multiplier of 90% up to a maximum multiplier of 110%.

If the Bank were to achieve maximum on the 2010 LTIP goals and if EVCS were to average $110 per share or more in 2012, then the absolute maximum payouts under the LTIP in 2013 would be as follows:

	LTIP As a % of
	Base Salary as	Maximum
	Excess/Maximum	Payout with
	Achievement	Multiplier at
	Level	110%

CEO & EVPs	37.5%	41.3%
SVPs	22.5%	24.8%
VPs	15.0%	16.5%
Once it has applied the EVCS modifier to potential LTIP payouts, the HRC can consider other factors to further modify the payouts.
2. Purpose of the Plan.
The purpose of the Federal Home Loan Bank of Des Moines (“Bank”) LTIP is to:
•	Attract, motivate and retain high performing and high potential executives and other key officers of the Bank
•	Focus and align executives and other key officers on fulfilling the Bank’s mission and vision within a safe and sound framework and in a manner consistent with the Bank’s shared values
•	Reward performance at an appropriate level of deferred compensation to ensure that Bank executives and other key officers remain focused on the long-term health of the enterprise
•	Provide an additional incentive award that, when combined with base salaries and annual incentive compensation, will improve competitive total compensation for the executives and other key officers of the Bank
The Program is effective for the calendar year beginning January 1, 2010.
3. Definitions.
As used in this document, the following definitions apply.
(a)	“Award” shall mean cash compensation that has been earned in accordance with this Plan.
(b)	“Agreement” shall mean a written agreement entered into in accordance with Paragraph 10(c).

(c)	“Bank” shall mean the Federal Home Loan Bank of Des Moines or its successor.

(d)	“Base Salary” shall mean a Participant’s base salary on December 31 of the Plan Year.

(e)	“Board” shall mean the Board of Directors of the Bank.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended.
(g)	“HRC” shall mean the Human Resources and Compensation Committee of the Board or its successor.
(h)	Disability” shall mean that an employee must provide (1) certification that the employee’s disability (i) prevents the employee from doing the kind of work for which the employee was fitted or trained, and (ii) is expected to last at least 12 months from the date the employee stopped working or to result in death or (2) proof that the employee is eligible for disability insurance benefits under Title II of the Federal Social Security Act.
(i)	“Employee” shall mean any person employed by the Bank.

(j)	“Effective Date” shall mean January 1, 2010.
(k)	“Incentive Award Opportunities” shall mean the percent of a Participant’s Base Salary which could be earned if Bank-wide goals as outlined earlier in this document are achieved during a Performance Period.
(l)	“Normal Retirement” shall mean age 65 or agreed upon retirement date.

(m)	“Participant” shall mean any person who receives an Award pursuant to the Plan.
(n)	“Performance Period” shall mean the Plan Year plus an additional two year deferral period for a three year plan.
(o)	“Performance Measures” shall mean the annual Bank-wide goals (as described in the Bank’s Annual Incentive Plan) and the ECVS multiplier as described earlier in this document. These measures will be utilized in this LTIP to measure performance and will serve as the basis for the calculation of Award amounts.
(p)	“Performance Targets” are specific levels of performance specified by the HRC for the Part I (Bank-wide) Performance Measures for each Plan Year.
(q)	“LTIP” shall mean the Long-Term Incentive Plan.

(r)	“Plan Year” shall mean January through December in the calendar year.

4. Type of LTIP.
The LTIP is an incentive compensation plan with awards based on the attainment of Bank-wide goals (Part I) as outlined in the AIP and the EVCS multiplier described earlier in this document. The total incentive target is calculated in the same manner as the AIP for Part I goals and determined based on EVCS as described earlier in this document. An employee’s officer level determines the target amount (as a percentage of an employee’s base pay). Awards are paid in cash for the performance period.
5. Terms of the LTIP.
The LTIP shall commence on the Effective Date, and shall remain in effect until the HRC terminates or amends the Plan pursuant to Paragraph 12 hereof.
6. Eligibility.
The Chief Executive Officer, Executive Vice Presidents, Senior Vice Presidents (except the Senior Vice President/Director, Internal Audit) and Vice Presidents are eligible to participate in the Plan. Participation may include additional designated key individuals, as identified by the CEO and approved by the HRC.
Individuals who become eligible after the start of a Plan Year will be eligible for a prorated award based on the date of hire or promotion. Employees must work and complete at least three months in a Plan Year in order to be eligible for a prorated Award payout.
Employees whose status as a Participant ends prior to the end of a Plan Year except for death, disability or normal retirement (or an agreed upon retirement date) will not be eligible for award payouts under the Plan. If termination occurs following the Plan Year but before the end of the Performance Period and is the result of death, disability, or normal retirement (or an agreed upon retirement date), the award will be prorated based upon full months completed in the Performance Period. The Award will be paid following HRC approval at the same time as any other Awards for the Performance Period are paid.
7. Incentive Award Opportunity.
Each year, the CEO will recommend Incentive Award Opportunity payments to the HRC for the Executive Vice Presidents in the Plan and the Committee will act on the recommendations as it deems appropriate. The CEO and/or the Executive Vice Presidents will approve Incentive Award Opportunities for Senior Vice Presidents and Vice Presidents participating in the Plan and that report to them. The recommendations and/or awards will be based on the Bank’s executive compensation philosophy, which states that annual and long-term Incentive Award Opportunities will be provided to reward executives and other key officers for the accomplishment of Bank-wide goals as determined by EVCS = in alignment of the Bank’s Strategic Business Plan (“SBP”). Target Incentive Award Opportunities will be established based on market data and approximate market median levels. The Incentive Award Opportunities are expressed as a percentage of Base Salary.

The HRC shall have discretion to amend the long-term Incentive Award Opportunities at any time during any Plan Year.
8. Performance Measures and Performance Target Levels.
Performance Measures. The Plan will focus on the same Bank-wide (Part I) goals as the Bank’s Annual Incentive Plan. The CEO will recommend Bank-wide goals for approval by the HRC on an annual basis (e.g., the CEO will recommend to the HRC Performance Measures for the 2010 — 2012 LTIP no later than 60 days after the commencement of the first quarter of 2010 and recommend Performance Measures for the 2011 — 2013 LTIP no later than 60 days after the commencement of the first quarter of 2010).
Performance Targets. The CEO will recommend Performance Targets to the HRC for approval of the Bank-wide (Part I) goals on an annual basis. The Performance Target setting process should be conducted in conjunction with both the financial planning and strategic business planning processes. Performance Targets for each Bank-wide goal will be established and approved by the HRC.
9. LTIP Payouts.
Performance at the Threshold level of performance will result in an Award recommendation of 50% of the target Incentive Award Opportunity attributable to the LTIP. Target performance will result in an Award recommendation of 100% of the target Incentive Award Opportunity attributable to the LTIP. Maximum performance will result in an Award recommendation of 150% of the target Incentive Award Opportunity attributable to the LTIP.
Based on input from the CEO, the HRC may determine a Participant is not eligible to receive part or all of any payout depending on the severity of the following:
(a)	if a Participant for any Plan Year during a Performance Period has not achieved a “meets” or higher evaluation of overall job performance;

(b)	if a Participant has not achieved a “meets” or higher evaluation of overall job performance at the time of payout;

(c)	if a Participant is subject to any disciplinary action or probationary status at the time of payout;

(d)	if at any time during the Performance Period, a Participant fails to comply with regulatory requirements or standards, internal control standards, the standards of his or her profession, any internal Bank standard, or fails to perform responsibilities assigned under the Bank’s business plan.

10. Administration of the LTIP.
(a)	Administrative Responsibility. The Plan shall be administered by the HRC.

(b)	Powers of the HRC. Except as limited by the express provisions of the LTIP or by resolutions adopted by the Board, the HRC shall have sole and complete authority and discretion (i) to approve Participants and grant Awards, (ii) to determine the content of Awards to be issued in the form of Agreements under the LTIP, (iii) to interpret the LTIP, (iv) to prescribe, amend and rescind rules and regulations relating to the LTIP, and (v) to make other determinations necessary or advisable for the administration of the LTIP. The HRC shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time. A majority of the entire HRC shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the HRC without a meeting, shall be deemed the action of the HRC.
Given the environment in which the Bank operates, the HRC will review achievement on the incentive goals quarterly and consider changes to the goals as appropriate. Structural changes in the financial services sector driven by factors largely outside the Bank’s control (such as legislative changes or additional government intervention in the financial markets) may necessitate wholesale changes in how the Bank’s executives and other employees are rewarded.
Notwithstanding the formulaic computations of the LTIP payouts based on incentive goal achievement levels, actual payouts under the LTIP are subject to the HRC’s review and approval and are made at the HRC’s discretion.
The HRC will use EVCS, which is an indicator of the Bank’s financial health, as the primary modifier for LTIP payouts., The HRC may consider a variety of objective and subjective factors to decide on the appropriate payouts including but not limited to: the Bank’s dividend level; management’s remediation of examination findings; the Bank’s attainment of mission-achievement goals; compliance with laws and regulations; operational errors or omissions that result in material revisions to the financial results and information submitted to the Federal Housing Finance Agency (FHFA) and the SEC; and the timely submission of information to the SEC, Office of Finance, and/or FHFA.
(c)	Communication of Award. Each Award shall be communicated in writing containing such provisions as may be approved by the HRC. Any such communication shall not constitute an employment agreement.

(d)	Effect of the HRC’s Decisions. All decisions, determinations and interpretations of the HRC shall be final and conclusive on all persons affected thereby.

(e)	Indemnification. In addition to such other rights of indemnification as they may have, the members of the HRC shall be indemnified by the Bank in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any Award granted hereunder to the full extent provided for under the Bank’s governing instruments with respect to the indemnification of Directors.

11. Payout Date.
Once the HRC has determined that an Award has been earned, the Award payout will occur in the Bank’s fiscal year immediately following the end of the three year Performance Period, no later than the end of the first quarter of such year. (E.g., the payout for the 2008 — 2010 Performance Period would be made in the first quarter of 2011.)
12. Miscellaneous.
The LTIP, in whole or in part, may at any time or from time to time be amended, suspended or reinstated and may at any time be terminated by act of the HRC or the Board.
No amendment, suspension or termination of the LTIP shall, without the consent of the Participants, affect the rights of the Participants to any Award previously approved by the HRC.
This document is a complete statement of the Plan and supersedes all prior plans, representations and proposals written or oral relating to its subject matter. The Bank is not bound by or liable to any Participant for any representation, promise or inducement made by any person which is not expressed in this document.
This LTIP shall not be considered a contract of employment and nothing in the LTIP shall be construed as providing Participants any assurance of continued employment for any definite period of time, nor any assurance of current or future compensation. This LTIP shall not, in any manner, limit the Bank’s right to terminate compensation and/or employment at its will, with or without cause.
Participation in the LTIP and the right to receive awards under the LTIP shall not give a Participant any proprietary interest in the Bank or any of its assets. Nothing contained in the LTIP shall be construed as a guarantee that the assets of the Bank shall be sufficient to pay any benefits to any person. A Participant shall for all purposes be a general creditor of the Bank. Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution.

In the event that one or more of the provisions of this LTIP shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
Waiver by the Bank or any Participant of any breach or default by the other of any of the terms of this LTIP shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this LTIP shall be implied from any course of dealing between the Bank or any Participant or from any failure by either to assert its or his rights hereunder on any occasion or series of occasions.
The LTIP shall be construed in accordance with and governed by the State of Iowa except to the extent superseded by federal law.